Exhibit 10.12

June 23, 2015

William Maloney

c/o Barnes & Noble College Booksellers, LLC

120 Mountain View Boulevard

Basking Ridge, NJ 07920

Dear Mr. Maloney:

This letter agreement (the “Agreement”) is intended to set forth our mutual understanding regarding your employment as Executive Vice President of Barnes & Noble Education, Inc. (“Education”) and Barnes & Noble College Booksellers, LLC (the “Company”), a wholly-owned subsidiary of Barnes & Noble Education, Inc. This Agreement is intended to replace the letter agreement with you dated as of September 30, 2009 (the “Prior Agreement”) effective as of the distribution by Barnes & Noble, Inc. to its stockholders of all shares of common stock of Barnes & Noble Education, Inc., and the indirect ownership of all membership interests in the Company (the “Distribution”). For the avoidance of doubt, the Prior Agreement shall remain effective through the effectiveness of the Distribution and shall be replaced by this Agreement upon the effectiveness of the Distribution; provided, however, Barnes & Noble, Inc. may at any time prior to the proposed Distribution provide notice to you in accordance with Section 5.5 of this Agreement that the proposed Distribution will not occur, in which case, this Agreement shall be null and void ab initio. The execution of this Agreement shall be deemed to be the written notice of non-renewal of the term of the Prior Agreement that is scheduled to end on September 30, 2015 (the “Prior Agreement End Date”).

Accordingly, we are pleased to agree as follows:

1. Employment; Duties. You agree to be Executive Vice President of Barnes & Noble Education, Inc or successor thereto, for the term of this Agreement. In this capacity, you shall perform such duties and have such responsibilities as are typically associated with the office of Executive Vice President, including such duties and responsibilities as are prescribed by the Chief Executive Officer of Education. During your employment, you agree to devote your full business time and attention to the performance of your duties and responsibilities hereunder.

2. Term. (a) Unless terminated earlier in accordance with the provisions set forth below, the initial term of this Agreement will be for a period beginning on the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date (“Initial Term”). At the expiration (but not earlier termination) of the Initial Term, and any subsequent “Renewal Term” (as defined below), the term of this Agreement shall automatically renew for additional periods of one year (each a “Renewal Term”), unless either party has given the other party written notice of non-renewal at least three (3) months prior to the expiration date of the Initial or Renewal Term, as applicable. In the event that either party has given written notice of non-renewal, and your employment with the Company continues after the expiration of the Initial Term or any Renewal Term, such post-expiration employment shall be “at-will” and either party may terminate such employment with or without notice and for any reason or no reason.

(b) This Agreement shall terminate upon your death and may be terminated by the Company by written notice to you following your Disability (as defined below). This Agreement may also be terminated by the Company immediately for Cause (as defined below) or upon two weeks written notice to you for any other reason. This Agreement may also be terminated by you upon written notice to the Company, for Good Reason (as defined below).

(c) For purposes of this Agreement:

(i) “Cause” means (A) Executive’s engaging in intentional misconduct or gross negligence which is injurious to Company; (B) your indictment or conviction with respect to any felony or other crime or violation of law involving fraud or dishonesty, or your entry of a plea of nolo contendere with respect to any felony involving fraud or dishonesty; (C) any gross negligence, intentional acts or intentional omissions by you, as determined by a majority vote of the Education Board of Directors (the “Board”) in its reasonable discretion and judgment, that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the duties and responsibilities of your employment hereunder; (D) engaging in any act of intentional misconduct or moral turpitude, as determined by a majority vote of the Board, reasonably likely to adversely affect the Company or its business or reputation; (E) abuse of or dependency on alcohol or drugs (illicit or otherwise) which adversely affects job performance; (F) willful failure or refusal by you to properly perform (as determined by the Company in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by the Company in its reasonable discretion and judgment) any lawful direction by the Company; or (G) material breach of this Agreement or of any other duty to, written policy of, or agreement with the Company.

(ii) “Disability” shall mean a written determination by a majority of three physicians mutually agreeable to the Company and you (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties of Executive Vice President of Barnes & Noble Education, Inc and Barnes & Noble College Booksellers, LLC, or successor thereto, under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

(iii) “Good Reason” shall mean the occurrence of one or more of the following events: (A) there shall have been a material diminution of your duties; (B) there shall have been a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report; (C) there shall have been a material reduction in the Annual Base Salary (as defined below) you receive from the Company; or (D) the principal executive offices of the Company shall be relocated to a location more than 50 miles from both New York City and Basking Ridge, New Jersey. The parties acknowledge that the foregoing definitions and any early termination by you for Good Reason shall be effective only to the extent that such definitions and such early termination satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 as amended, and the regulations and other guidance promulgated thereunder (“Code”).

(iv) You will only be deemed to terminate employment for Good Reason if (A) you provide the Company with written notice of Good Reason within a period not to exceed 90 days after the initial existence of the condition alleged to give rise to Good Reason, (B) the Company fails to remedy the condition within 30 days of such notice, and (C) your termination is within six (6) months following the initial existence of the condition alleged to give rise to Good Reason.

3. Compensation.

3.1. Annual Base Salary. The Company will pay you, for all services you perform hereunder, an annual base salary of six hundred and eighty thousand ($680,000), or such higher amount as the Compensation Committee of the Board (the “Compensation Committee”) may determine, payable in accordance with the Company’s payroll schedule applicable to executive officers of the Company (“Annual Base Salary”).

3.2. Bonus Compensation. In addition to your above-mentioned Annual Base Salary, you shall be eligible to participate in the Company’s bonus program as determined by the Compensation Committee in its sole discretion. The target level annual bonus payment shall be at least 100% of your Annual Base Salary and shall be based upon achievement of measurable objectives as defined by the Company each year.

3.3. Expenses; Car Allowance. During the term of your employment, we will: (a) pay you a car allowance per month of $1,500, or such higher amount as may be determined by the Compensation Committee; and (b) reimburse you for all reasonable expenses incurred by you in the performance of your duties and responsibilities under this Agreement, including, without limitation, entertainment and travel expenses, in accordance with the policies and procedures established by the Compensation Committee (“Eligible Expenses”). All such reimbursements not already paid in accordance with Company policy shall be paid not later than the last day of the calendar year following the calendar year in which the Eligible Expenses were incurred.

3.4. Employee Benefits. During the Initial Term and any Renewal Term, you will be eligible to participate in and receive any benefits to which you are entitled under employee benefit plans which the Company provides for all employees.

3.5. Severance. In the event of the early termination of the Initial Term or any Renewal Term of this Agreement by the Company without Cause or by you with Good Reason, the Company will pay you an amount equal to your then Annual Base Salary, less all applicable withholding and other applicable taxes and deductions (“Severance Amount”), provided that (a) you execute and deliver to the Company a release of all claims against the Company substantially in the form annexed hereto as Exhibit A (“Release”) and (b) you have not materially breached as of the date of such early termination any provisions of this Agreement and do not materially breach such provisions at any time during the 12-month period following the date of termination. The Company’s obligation to make the severance payment will be cancelled upon the occurrence of any such material breach during such period and, in the event such payment has already been made, you shall repay to the Company such payment under this paragraph within 30 days after demand therefor. The Severance Amount shall be paid in cash in a single lump sum, on the later of the first day of the month following the month in which early termination referred to in this paragraph occurs or the date the Release is returned and the Revocation Period (as defined in the Release) has expired; provided, however, that if such termination occurs on or prior to the Prior Agreement End Date, the Severance Amount shall be paid in 12 approximately equal monthly installments as provided in Section 3.5 of the Prior Agreement commencing on the date on which such installments would have commenced under Section 3.5 of the Prior Agreement. Notwithstanding anything in this paragraph to the contrary, if a Release is not executed and delivered within 60 days of such early termination of employment (or if such Release is revoked in accordance with its terms), no severance payment under this Section 3.5 shall be paid. Notwithstanding the foregoing, in the event you are determined to be a “Specified Employee” as defined in Section 409A of the Code, such severance pay otherwise payable before the day that is six months following your termination of employment shall be delayed and paid on the first day of the seventh month following your termination of employment, but only to the extent necessary to prevent adverse tax consequences to you under Code Section 409A. Upon the expiration of the Initial Term or any Renewal Term of this Agreement, or upon the early termination of either such Term of this Agreement for Cause or by your death or Disability, or by your voluntary termination of your employment without Good Reason, you shall be entitled only to the payment of your Annual Base Salary that have been earned through the date of such expiration and/or early termination.

3.6. Equity Awards. During the Initial Term and any Renewal Term, you shall be eligible to receive equity awards of Barnes & Noble Education, Inc. under the terms of the Barnes & Noble Education, Inc. Equity Incentive Plan, as determined by the Compensation Committee.

3.7. Change of Control Payments. (a) If at any time during the Initial Term and any Renewal Term of this Agreement there is a Change of Control and (i) your employment is terminated by the Company without Cause or (ii) you voluntarily terminate your employment for Good Reason, in either case within the greater of two years following the Change of Control or the remainder of the Initial Term or any Renewal Term of this Agreement, as applicable, the Company shall pay you two times your then Annual Base Salary (the “Change of Control Amount”); provided that the maximum amount payable pursuant to this Section 3.7 plus any other change of control payments shall be the maximum amount payable to the Executive without triggering an excise tax under Section 280G of the Code, or any successor provision thereto. Any reduction hereunder in the amount payable upon a Change of Control shall be made to amounts which do not constitute deferred compensation within the meaning of Code Section 409A. The amount due under this Section 3.7 shall be paid to you in one lump sum within 30 days after the date your employment terminates; provided, however, that if such termination occurs on or prior to the Prior Agreement End Date, the Change of Control Amount shall be reduced by the Severance Amount but otherwise paid in accordance with this Agreement, and the Severance Amount shall be paid in 12 approximately equal monthly installments as provided in Section 3.5 of the Prior Agreement commencing on the date on which such installments would have commenced under Section 3.5 of the Prior Agreement. The amounts payable to you under this Section 3.7 shall be in lieu of any amounts payable to you under Section 3.5 above.

(b) As used herein, “Change of Control” shall mean the occurrence of one or more of the following events:

(i)	after the Effective Date hereof, any person, entity or “group” as identified in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”), other than you or any of your affiliates becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act) directly or indirectly of securities representing 40% or more of the total number of votes that may be cast for the election of directors of Barnes & Noble Education, Inc.; or

(ii)	within two years after a merger, consolidation, liquidation or sale of assets involving Barnes & Noble Education, Inc., or a contested election of a Barnes & Noble Education, Inc. director, or any combination of the foregoing, the individuals who were directors of Barnes & Noble Education, Inc. immediately prior thereto shall cease to constitute a majority of the Board; or

(iii)	within two years after a tender offer or exchange offer for voting securities of Barnes & Noble Education, Inc., the individuals who were directors of Barnes & Noble Education, Inc. immediately prior thereto shall cease to constitute a majority of the Board.

4. Non-Competition and Confidential Information.

4.1. Non-Competition. You agree that so long as you are employed by the Company and for period of two (2) years (the “Relevant Period”) after the expiration or termination for any reason of your employment under this Agreement or otherwise, you will not (a) employ or retain, or induce or cause any other person or entity to employ or retain, any person who is employed or retained by the Company or any of its subsidiaries or affiliates; and (b) engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business, as defined below. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity which principally sells or attempts to sell any products or services which are the same as or substantially similar to the products and services (i) sold by the Company or any of its subsidiaries at any time and from time to time during the last two (2) years prior to the expiration or termination for any reason of your employment under this Agreement or otherwise, or (ii) being developed by the Company or any of its subsidiaries at any time during the initial Term or any Renewal Term of this Agreement or your employment with the Company otherwise, no matter what stage of development was achieved during such period and even if the idea was abandoned during such period.

4.2. Ownership of Other Securities. Nothing in paragraph 4.1 shall be construed as denying you the right to own securities of any corporation listed on a national securities exchange or quoted in the NASDAQ System to the extent of an aggregate of 5% of the outstanding shares of such securities.

4.3. Confidential Information. You shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information, as defined below. You shall not, directly or indirectly, use (for your benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of your duties for the Company. For purposes of this Agreement, “Confidential Information” shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information which is either developed by you (alone or with others) or to which you shall have had access during any employment with the Company. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company. For purposes of this Agreement, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that (a) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel, inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. You understand that Confidential and/or Trade Secret Information may or may not be labeled as such, and you will treat all information which appears to be Confidential and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company.

4.4. Inventions. Executive shall promptly disclose and provide to the Company, any original works of authorship, designs, formulas, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures or other inventions, developments or improvements of any kind that Executive conceives, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period, of Executive’s employment, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within “Confidential

Information” or “Trade Secret Information” as defined under this Agreement, or are patentable, copyrightable or protectable as trade secrets. Executive acknowledges and agrees that the Company is and shall be the exclusive owner of all rights, title and interest in and to the Inventions and, specifically without limitation, that any copyrightable works prepared by Executive within the scope of your employment are “works for hire” under the Copyright Act, that such “works for hire” are Inventions and that the Company will be considered the author and owner of such copyrightable works. In the event that any Invention is deemed not to be a “work for hire”, or in the event that Executive should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, Executive hereby irrevocably waives all rights, title and interest and assigns to the Company, without any further consideration and regardless of any use by the Company of any such Inventions, all rights, title and interest, if any, in and to such Invention. Executive agrees that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after Executive’s employment hereunder or otherwise.

4.5. Reasonableness. You acknowledge that the foregoing limitations and obligations are reasonable and properly required by the Company and that in the event that any such limitations are found by a court to be unreasonable and unenforceable, you will submit to such limitations and/or obligations in such form as such court shall determine.

4.6. Return of Information. You shall promptly deliver to the Company, upon the expiration or termination for any reason of your employment under this Agreement or otherwise, or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in your possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information and/or Trade Secret Information.

4.7. Severability. If any of the restrictions in paragraph 4 should for any reason whatsoever be declared invalid, the validity or enforceability of the remainder of this Agreement will not be adversely affected thereby.

4.8. Equitable Relief. You acknowledge that your services to the Company are of a unique character which give them a special value to the Company. You further recognize that any violation of the restrictions in paragraph 4 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, you agree that, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions in paragraph 4.

4.9 Governmental Agencies. Notwithstanding any provision of this Agreement to the contrary, this Agreement is not intended to, and shall not, limit or restrict you from: (a) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (b) providing Confidential Information (as defined in Section 4.3(a)) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding.

5. Miscellaneous.

5.1. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof, including the Prior Agreement.

5.2. Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors and assigns.

5.3. Amendments and Waivers. This Agreement may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement to be performed or complied with by such other party.

5.4. Assignment. Neither this Agreement nor any rights or obligations which either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party.

5.5. Notices. Any notice which may or must be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, or reputable overnight courier, addressed to you at the address set forth on the first page hereof, or to the Company at 120 Mountain View Boulevard, Basking Ridge, NJ 07920 to the attention of the Vice President for Human Resources for the Company (with a copy to the General Counsel for the Company), or to such other address as you or the Company, as the case may be, may designate in writing in accordance with the provisions of this paragraph.

5.6. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement.

5.7. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New Jersey applicable to agreements made and to be performed wholly within the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. Each party submits to jurisdiction in the State of New Jersey and further agrees that any cause of action arising under this Agreement shall be brought exclusively in a court in Somerset County of New Jersey.

5.8. Survival of Rights and Obligations. All rights and obligations of you and the Company arising during the Initial Term and any Renewal Term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

5.9. Code Section 409A. Notwithstanding any provision herein to the contrary, in the event that you are determined to be a Specified Employee, for purposes of any payment on termination of employment under this Agreement, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service (or, if earlier, upon your death), to the extent required to avoid any tax consequences under Code Section 409A. All provisions of this Agreement shall be interpreted in a manner consistent with Section 409A of the Code, as amended, and the regulations and other guidance promulgated thereunder. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of your participation in this Agreement under Code Section 409A or any other federal, state, or local tax law. Your tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. You should consult a competent and independent tax advisor regarding the tax consequences of this Agreement.

5.10. Executive’s Representations and Warranties. You hereby represent and warrant to the Company that (a) your execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (b) you are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, which has not been disclosed to the Company prior to the execution of this Agreement; (c) in the performance of any duties and responsibilities on behalf of the Company, you shall not divulge or use in any way any trade secrets or confidential or proprietary information which are within your possession or knowledge (if any), are owned by any other person or entity and regardless of whether or not such trade secrets or confidential or proprietary information are subject to any written agreement; and (d) upon the execution and delivery of this Agreement, it shall be a valid and binding obligation, enforceable in accordance with its terms. You hereby acknowledge and represent that you fully understand the terms and conditions contained herein.

5.11. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours,

Barnes & Noble Education, Inc.

By:	/s/ Max Roberts
Max Roberts
Chief Executive Officer

Date: June 24, 2015

Accepted and Agreed to:

/s/ William Maloney
William Maloney
Date: 6/24/15

[Signature Page to Employment Agreement]

EXHIBIT A

GENERAL RELEASE AND WAIVER

1. William Maloney (“Employee”) hereby acknowledges and agrees that Employee’s employment with Barnes & Noble Education, Inc. and Barnes & Noble College Booksellers, LLC, or successor thereto, (together, the “Company”) terminated on,             , 20     (the “Termination Date”).

2. Employee hereby agrees that after the delivery to the Company of a signed original of this General Release and Waiver (“Release”), Employee will accept from the Company and on behalf of the Company and each Releasee (as defined herein), the payments set forth in Section 3.5 of the employment agreement dated as of             , 2015 between Employee and the Company (such agreement referred to herein as the “Agreement” and such payments and benefits collectively referred to herein as the “Separation Benefit”). Employee acknowledges and agrees that Employee’s executing the Agreement is a condition precedent to the Company’s obligation to pay the Separation Benefit, that the Separation Benefit is adequate consideration for this Release, and that any monetary or other benefits which, prior to the execution of this Release, Employee may have earned or accrued or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Release or pursuant to this Release.

3. THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS YOU MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE YOU SIGN THIS RELEASE, YOU MUST READ THIS PARAGRAPH CAREFULLY, AND MAKE SURE THAT YOU UNDERSTAND IT FULLY.

In consideration of Employee’s receipt and acceptance of the Separation Benefit from the Company and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, Barnes & Noble Education, Inc., their respective current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, agents, attorneys and employees, and the current and former officers, directors, shareholders, agents, attorneys and employees of any such parent, affiliate, subsidiary, branch or division of the Company and Barnes & Noble Education, Inc. and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and hereby waives and/or settles, except as may otherwise be stated herein, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, any rights and/or claims arising under any contract, express or implied, written or oral, including without limitation the employment agreement between Employee and the Company, dated            , 2015 (“Employment Agreement”); for wrongful dismissal or termination of employment; and arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New Jersey and any State in which any Releasee is subject to jurisdiction, or any political subdivision thereof, including without limitation, the New York State Human Rights Law, the New York State Labor Law, , New York City Human Rights Law, New Jersey Law Against Discrimination and New Jersey Wage and Hour Law, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like.

4. Nothing in or about this Release prohibits Employee from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing Confidential Information (as defined in Section 4.3(a) of the Employment Agreement) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; or (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding.

5. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.

6. By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e., at least twenty-one (21) days) to review this Release and to consider whether to sign the Release and (c) Employee has been advised that Employee has seven (7) days following execution to revoke the Release (“Revocation Period”). Notwithstanding anything to the contrary contained herein or in your Employment Agreement, this Release will not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Employee has not revoked the Release. Employee agrees that any revocation shall be made in writing and delivered to             , Vice President, Human Resources, Barnes & Noble Education, Inc., 120 Mountain View Boulevard, Basking Ridge, NJ 07920. Employee acknowledges that revocation of the Release will result in the Company’s not having an obligation to pay the Separation Benefit.

7. This Release and Separation Benefit are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions. Employee, as and on behalf of Releasor, hereby represents and agrees that Employee shall keep confidential and not disclose orally or in writing, to any person, except as may be required by law, any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder. Employee further agrees that in consideration of the Separation Benefit, and except as shall be required by law, (a) Employee shall keep confidential and not disclose orally or in writing directly or indirectly to any person (except Employee’s immediate family, attorneys and accountant), any and all information concerning any facts, claims or assertions relating or referring to any experiences of Employee or treatment Employee received by or on behalf of any Releasee through the date of this Release, and (b) Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee.

8. (a) Without limitation on the survival of any and all other terms of the Employment Agreement subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the terms of Sections 4 and 5 of the Employment Agreement survive and shall be in full force and effect subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release.

(b) If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information (as defined in Section 4.3 of the Employment Agreement), Employee will promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company to waive compliance with the provisions of this Release. Employee will use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose the Confidential Information or else stand liable for contempt or suffer other sanction, censure or penalty, Employee will disclose only so much of the Confidential Information to the party compelling disclosure as he believes in good faith on the basis of advice of counsel is required by law and Employee shall give the Company prior notice of the Confidential Information he believes he is required to disclose.

9. Employee represents that Employee has returned to the Company, or that Employee shall do so prior to delivery of the Separation Benefit, all property of the Company which is or has been in Employee’s possession, custody, or control, including but not limited to computers and other equipment, company credit cards, identification cards, and access cards and keys.

10. Employee shall provide such reasonable cooperation the Company on behalf of itself or any Releasee, may request in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any Releasee and any third party; any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any Releasee; and any other legal, internal, or business matters of or concerning the Company and/or any Releasee. Such cooperation shall include, without limitation, meeting with and providing information the Company, any Releasee and/or its, their respective attorneys, auditors, or other representatives as reasonably requested by the Company.

11. The covenants, representations and acknowledgments made by Employee in this Release shall survive the execution and effectiveness of this Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them. Releasees shall be excused and released from any obligation to make payment of the Separation Benefit, and Employee shall be obligated to return to the Company the Separation Benefit, in the event that the Employee is found to have made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release, or Employee is found to have committed or commits a material breach of any term, condition or covenant in this Release.

12. This Release and the Employment Agreement constitute the sole and complete understanding and agreement between the parties with respect to the matters set forth herein and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. No term, condition, covenant, representation or acknowledgment contained in this Release may be amended unless in a writing signed by both parties. If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of the Release which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions maximum effect permitted by applicable law.

13. With respect to any claims or disputes under or in connection with this Release or any claims releases under paragraph 3 of this Release, Employee and the Company hereby acknowledge and agree that Section 5.7 of the Employment Agreement shall govern. Employee acknowledges if there is a breach or threatened breach of the provisions of this Release, the Company will have no adequate remedy in money or damages and accordingly shall be entitled to seek equitable relief, including without limitation, injunction and specific performance; Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.

14. This Release shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New Jersey without regard to and excluding its choice of law rules.

15. Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms; (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

Signature:		Date:
William Maloney

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